Exhibit 10.98
REVOLVING LOAN NOTE

$60,000,000	February 28, 2012
San Jose, California

FOR VALUE RECEIVED, SunPower Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of France (the “Lender”) the principal sum of sixty million Dollars ($60,000,000) or, if less, the then unpaid principal amount of all Revolving Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the office of the Lender designated for payment (the “Payment Office”), on the dates and in the amounts specified in the Credit Agreement.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Revolving Loan until paid at the rates and at the times provided in the Credit Agreement.

This Note is issued pursuant to and is entitled to the benefits of the Revolving Credit and Convertible Loan Agreement, dated as of February 28, 2012, by and between the Borrower and the Lender (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”). As provided in the Credit Agreement, this Note is subject to mandatory repayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

The Lender is authorized to indorse on the schedules annexed hereto and made a part hereof an appropriate notation evidencing the date and amount of the Revolving Loans evidenced hereby and the date and amount of each payment or prepayment of principal with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of the Revolving Loans.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

SUNPOWER CORPORATION

By:	/S/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer

Signature Page to Revolving Loan Note

Schedule to
Note

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By